PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
MELLON CAPITAL MANAGEMENT CORPORATION SUB-
ADVISED FUNDS


AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the
"Agreement") executed as of the 1st day of October, 2017 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and MELLON CAPITAL MANAGEMENT CORPORATION, a Delaware
Corporation, (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Variable Contracts Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-
Advisor desires to furnish such services;

WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Sub-Advisory Agreement between the Manager (having assumed the rights and obligations of Principal Management Corporation) and the Sub-Advisor dated May 15, 2012 with this Agreement; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (the
"SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor
The Sub-Advisor will:
(a)	Provide investment advisory services, including but not
limited to research, advice and supervision for the
Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for approval
(or any appropriate committee of such Board), and revise
from time to time as conditions require, a recommended
investment program for each Series consistent with each
Series' respective investment objective(s) and policies and
any specific criteria communicated in writing to the Sub-
Advisor which is applicable to the Allocated Assets.
(c)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase and
sale of securities without prior consultation with the
Manager and without regard to the length of time the
securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws, and the requirements of the
1940 Act, as each of the same shall be from time to time
in effect.
(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business
of each Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Allocated Assets,
compliance with the 1940 Act and the regulations adopted
by the SEC thereunder and the Series' investment
strategies and restrictions as stated in the Fund's
prospectus and statement of additional information and
any specific criteria communicated in writing to the Sub-
Advisor which is applicable to the Allocated Assets,
subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 12(d) of this Agreement. The Sub-Advisor
has no responsibility for the maintenance of Fund records
except insofar as is directly related to the services it
provides to the Series.
(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may
reasonably deem appropriate in order to enable it to
determine that the investment policies, procedures and
approved investment program of each Series (and any
specific criteria communicated in writing to the Sub-
Advisor which is applicable to the Allocated Assets) are
being observed.
(g)	Upon request, provide assistance and recommendations
for the determination of the fair value of certain securities when reliable market quotations are not readily available
for purposes of calculating net asset value in accordance
with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical
and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.
(i)	Open accounts with Foreign Account Tax Compliance Act
compliant broker-dealers and futures commission
merchants ("broker-dealers"), select broker-dealers to
effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable.
To the extent consistent with applicable law, purchase or
sell orders for each Series may be aggregated with
contemporaneous purchase or sell orders of other clients
of the Sub-Advisor. In such event allocation of securities
so sold or purchased, as well as the expenses incurred in
the transaction, will be made by the Sub-Advisor in the
manner the Sub-Advisor considers to be the most
equitable and consistent with its fiduciary obligations to
the Fund and to other clients. The Manager recognizes
that, in some cases, this procedure may limit the size of
the position that may be acquired or sold for the Series.
The Sub-Advisor will report on such allocations at the
request of the Manager, the Fund or the Fund's Board of
Directors providing such information as the number of
aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are
advantageous to the Series and at commission rates that
are reasonable in relation to the benefits received.
However, the Sub-Advisor may select brokers or dealers
on the basis that they provide brokerage, research or
other services or products to the Sub-Advisor. To the
extent consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the amount
of commission or dealer spread another broker or dealer
would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services
provided by such broker or dealer. This determination,
with respect to brokerage and research products and/or
services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-
Advisor and its affiliates have with respect to each Series
as well as to accounts over which they exercise
investment discretion. Not all such services or products
need be used by the Sub-Advisor in managing the
Allocated Assets. In addition, joint repurchase or other
accounts may not be utilized by the Series except to the
extent permitted under any exemptive order obtained by
the Sub-Advisor provided that all conditions of such order
are complied with.
(j)	Maintain all accounts, books and records with respect to
the Allocated Assets as are required of an investment
advisor of a registered investment company pursuant to
the 1940 Act and Investment Advisers Act of 1940, as
amended (the "Advisers Act"), and the rules thereunder,
and furnish the Fund and the Manager with such periodic
and special reports as the Fund or the Manager may
reasonably request. In compliance with the requirements
of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby
agrees that all records that it maintains for each Series
are the property of the Fund, agrees to preserve for the
periods described by Rule 31a-2 under the 1940 Act any
records that it maintains for the Series and that are
required to be maintained by Rule 31a-1 under the 1940
Act, and further agrees to surrender promptly to the Fund
any records that it maintains for a Series upon request by
the Fund or the Manager. The Sub-Advisor has no
responsibility for the maintenance of Fund records except
insofar as it directly related to the services the Sub-
Advisor provides to a Series.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to
that Rule as the same may be amended from time to time.
The Manager acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics along
with certification that the Sub-Advisor has implemented
procedures for administering the Sub-Advisor's Code of
Ethics.
(l)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may
reasonably request. The Sub-Advisor will make available
its officers and employees to meet with the Fund's Board
of Directors at the Fund's principal place of business on
due notice to review the investments of a Series.
(m)	Provide such information as is customarily provided by a
sub-advisor, or as may be required or reasonably
requested by the Manager, for the Fund or the Manager to
comply with their respective obligations under applicable
laws, including, without limitation, the Internal Revenue
Code of 1986, as amended (the "Code"), the 1940 Act, the
Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes,
but is not limited to: the Sub-Advisor's compliance manual
and policies and procedures adopted to comply with Rule
206(4)-7 of the Advisers Act; the Sub-Advisor's most
recent annual compliance report or a detailed summary of
such report; timely and complete responses to all
Quarterly Compliance Questionnaires (including the
identification of any material compliance matters and a
copy of any material changes to the Sub-Advisor's Rule
206(4)-7 compliance policies and procedures, marked to
show changes along with a written summary of the
purpose of each such change); Annual Proxy Voting
Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other requests from the Manager, the Sub-Advisor agrees to make available
for the Manager's view all deficiency letters issued by the
SEC together with all responses given by Sub-Advisor to
such letters. The Sub-Advisor will advise the Manager of
any material changes in the Sub-Advisor's ownership
within a reasonable time after any such change. The
Manager acknowledges receipt of Sub-Advisor's Form
ADV more than 48 hours prior to the execution of this
Agreement.
(n)	Vote proxies received on behalf of each Series (with
respect to the portion thereof allocated to the Sub-
Advisor) in a manner consistent with the Sub-Advisor's
proxy voting policies and procedures and provide a record
of votes cast containing all of the voting information
required by Form N-PX in an electronic format to enable
the Series to file Form N-PX as required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities
held by each Series (with respect to the portion thereof
allocated to the Sub-Advisor).
(p)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and
Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 13(d) of this Agreement. The Sub-Advisor shall notify the Manager immediately upon having a reasonable basis for believing that the Series has ceased to be in compliance or that it might not be in compliance in the future. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance within (to the extent possible) the time permitted under the Code.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor under this Agreement or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other
persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.
8.	Regulation
The Sub-Advisor shall submit to all regulatory and
administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.
9.	Duration and Termination of This Agreement
This Agreement shall become effective with respect to a Series as of the corresponding date set forth in Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth in Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal
Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. In addition, no material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement and the Sub-Advisor accepts such appointment with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to
effectuate the purposes hereof. This Agreement shall be
construed and enforced in accordance with and governed
by the laws of the State of Iowa. The captions in this
Agreement are included for convenience only and in no
way define or delimit any of the provisions hereof or
otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to
the other party at such address as such other party may
designate for the receipt of such notices. Until further
notice to the other party, it is agreed that the address of
the Manager for this purpose shall be Principal Financial
Group, Des Moines, Iowa 50392-0200. The address of the
Sub-Advisor for this purpose shall be 50 Fremont Street,
Suite 3900, San Francisco, CA 94105.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or under
the laws of any jurisdiction in which the Sub-Advisor
is required to be registered as an investment advisor
in order to perform its obligations under this
Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any
court, public board or body, involving the affairs of a
Series.
(3)	the Sub-Advisor becomes aware of any pending
action, suit, proceeding or investigation that is
reasonably likely to result in a conviction, order,
judgment or decree issued with respect to it that
could reasonably be expected to result in the Sub-
Advisor becoming ineligible to serve as an investment
adviser of a registered investment company under
the 1940 Act.
(4)	the Sub-Advisor becomes aware of a transaction or
series of transactions that is reasonably likely to
result in a change in the management or control of
the Sub-Advisor or a controlling person thereof or
otherwise in the assignment (as defined in the 1940
Act) of this Agreement by the Sub-Advisor
(d)	The Manager shall provide (or cause the Series custodian
to provide) timely information to the Sub-Advisor regarding
such matters as the composition of the assets of a Series,
cash requirements and cash available for investment in a
Series, and all other reasonable information as may be
necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.
(e)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under
which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of
Fund shares or shares issued by any other registered
investment company. The Sub-Advisor further represents
that it is contrary to the Sub-Advisor's policies to permit
those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued by any other registered investment
company.
(f)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other
promotional materials without the express written consent
of the Manager.
(g)	This Agreement contains the entire understanding
and agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC





By
/s/ Michael J. Beer


Name:
Michael J. Beer


Title:
Executive Director - Principal Funds









By
/s/ Adam U. Shaikh


Name:
Adam U. Shaikh


Title:
Counsel






MELLON CAPITAL MANAGEMENT CORPORATION





By
/s/ Sheryl Linck


Name:
Sheryl Linck


Title:
Managing Director

APPENDIX A


[INTENTIONALLY OMITTED]



APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Bond Market Index Account
December 31, 2009
2 Years